                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES    EXHIBIT 12.1
                          (in millions except ratios)



                                                                            Twenty-Six Weeks Ended
                                                                        -----------------------------------
                                                                           Dec. 31,               Jan. 1,
                                                                             1994                  1994
                                                                        --------------         ------------
Fixed charges:

   Interest expense                                                     $          115         $         84

   Interest portion of rental expense                                               33                   31
                                                                        --------------         ------------

   Total fixed charges before capitalized interest                                 148                  115

   Capitalized interest                                                              6                   13
                                                                        --------------         ------------

      Total fixed charges                                               $          154         $        128
                                                                        ==============         ============


Earnings available for fixed charges:

   Income before income taxes                                           $          642         $        601

   Less undistributed income in minority owned companies                            (6)                  (5)

   Add minority interest in majority-owned subsidiaries                             18                   13

   Add amortization of capitalized interest                                         10                    9

   Add fixed charges before capitalized interest                                   148                  115
                                                                        --------------         ------------

      Total earnings available for fixed charges                        $          812         $        733
                                                                        ==============         ============


Ratio of earnings to fixed charges                                                 5.3                  5.7
                                                                        ==============         ============





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